Exhibit 3.5

OMNIBUS CONSENT

This OMNIBUS CONSENT (this “Consent”), dated as of February 5, 2021, is made by the holders of Series A Convertible Preferred Stock of Velocity Financial, Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (the “Holders”).

RECITALS:

WHEREAS, (i) Company and the Holders are party to the Securities Purchase Agreement, dated as of April 5, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SPA”), among Company and each of the Purchasers party thereto and (ii) pursuant to the SPA, the Company caused the Certificate of Designation of the Series A Convertible Preferred Stock (the “COD”) to be adopted and duly filed with the Secretary of State of Delaware as of April 6, 2020 and issued the outstanding shares of Series A Convertible Preferred Stock;

WHEREAS, the Holders are the holders of record and beneficial owners of 100% of the outstanding shares of Series A Convertible Preferred Stock of the Company and constitute (i) the “TOBI Purchasers” and the “Snow Phipps Purchasers”, as such terms are defined in the SPA and (ii) the “Specified Investors” as such term is defined in the COD;

WHEREAS, (i) Section 5.08(b) of the SPA requires the consent of representatives of each of the TOBI Purchasers and the Snow Phipps Purchasers and (ii) Section 4.3(c) of the COD requires vote or consent of each Specified Investor for any incurrence or issuance by the Company and its Subsidiaries of any non-convertible indebtedness for borrowed money with an aggregate principal amount at any time in excess of $20,000,000, unless such incurrence is (i) in connection with ordinary course securitization or warehouse transactions (including, for the avoidance of doubt, term loan or other refinancings thereof), (ii) is permitted pursuant to Section 7.03 of the Credit Agreement or (iii) with respect to indebtedness incurred to repurchase the Series A Convertible Preferred Stock.

WHEREAS, the Company and certain of its subsidiaries, including Velocity Commercial Capital, LLC (“VCC”), as borrower, propose to enter into a new credit agreement, expected to be dated on or about the date hereof (the “New Credit Agreement”), by and among Company, VCC, the guarantors party thereto from time to time, the lenders party thereto from time to time and Jefferies Finance LLC, as administrative agent, pursuant to which VCC may borrow up to $175,000,000 in term loans, including up to $50,000,000 in delayed draw term loans, the proceeds of which will be used (i) to repay all outstanding indebtedness and terminate all obligations under the Credit Agreement, (ii) for general corporate purposes, (iii) to finance the purchase, origination or funding by VCC or certain of its subsidiaries of, loans, mortgage related securities and other mortgage-related receivables in the ordinary course of business, and (iv) for the payment of transaction expenses in connection therewith (the foregoing clauses (i) through (iv), the “Use of Proceeds”);

WHEREAS, the New Credit Agreement would by its terms prohibit a Repurchase (as defined in the COD) of the Series A Convertible Preferred Stock from being consummated prior to November 28, 2024, as contemplated by Section 5.3 of the COD; and Section 5.3(i) of the

COD requires the consent of each Specified Investor for the Company to enter into an agreement that contains such a prohibition;

WHEREAS, each Holder desires to consent to Company’s, VCC’s and its subsidiaries’ entry into the New Credit Agreement and to each incurrence of indebtedness thereunder on the terms and conditions set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.Definitions.  Except as otherwise defined or specified in this Consent, each capitalized term used but not defined herein shall have the meaning assigned to such term in the SPA.

Section 2.Consent.  Effective as of the Consent Effective Date (as defined below), (i) each of TOBI III SPE I LLC and SPG Partners, LLC hereby consents pursuant to Section 5.08(b) of the SPA and (ii) each undersigned Holder, in its capacity as a Specified Investor, hereby consents pursuant to Section 4.3(c) and Section 5.3(i) of the COD, to (a) the execution and delivery by the Company, VCC and certain of its subsidiaries from time to time, of the New Credit Agreement and each related agreement, certificate, instrument or document required to be delivered in connection therewith, (b) the incurrence of term loans thereunder in a principal amount of up to $175,000,000, plus all interest, premiums, costs, fees, indemnities and expenses in connection therewith, with the proceeds of borrowings under the New Credit Agreement to be used in accordance with the Use of Proceeds.

Section 3.Conditions to Effectiveness of this Consent.  This Consent shall become effective on the date that each of the undersigned Holders and the Company shall have received counterparts of this Consent executed by each Holder and an acknowledgment counterpart of this Consent executed by Company (such date, the “Consent Effective Date”).

Section 4.Miscellaneous.

(a)Except as specifically modified, consented to or waived by this Consent, each of the SPA and the COD shall remain in full force and effect and is hereby ratified and confirmed.  The execution, delivery and performance of this Consent shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Purchasers under the SPA and the COD, except as specifically provided herein.

(b)This Consent may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Consent by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Consent.  Delivery of an executed signature page of this letter agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart hereof.  Any signature to this letter agreement may be delivered by facsimile, electronic mail (including “.pdf”) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

(c)THIS CONSENT (A) INSOFAR AS IT RELATES TO THE SPA, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (B) INSOFAR AS IT RELATES TO THE COD, SHALL GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Consent to be duly executed and delivered as of the day and year first above written.

TOBI III SPE I LLC

By:	/s / Harin de Silva
Name:	Harin de Silva
Title:	Authorized Person

SNOW PHIPPS GROUP AIV, L.P.

By:	SPG GP, LLC, its General Partner

By:	/s/ Alan H. Mantel
Name:	Alan H. Mantel
Title:	Authorized Person

SPG PARTNERS, LLC

By:	/s/ Alan H. Mantel
Name:	Alan H. Mantel
Title:	Authorized Person

SNOW PHIPPS GROUP AIV (OFFSHORE), L.P.

By:	SPG GP, LLC, its General Partner

By:	/s/ Alan H. Mantel
Name:	Alan H. Mantel
Title:	Authorized Person

[Signature Page to Consent to SPA and COD]

SNOW PHIPPS GROUP (RPV), L.P.

By:	SPG GP, LLC, its General Partner

By:	Alan H. Mantel
Name:	Alan H. Mantel
Title:	Authorized Person

Acknowledged and agreed:
VELOCITY FINANCIAL, INC.,
as Company

By:	/s/ Roland T. Kelly
Name:	Roland T. Kelly
Title:	General Counsel

[Signature Page to Consent to SPA and COD]